Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information:

Ebun S. Garner

Alphatec Spine, Inc.

760-494-6748

egarner@alphatecspine.com

ALPHATEC SPINE NAMES NEW CHIEF FINANCIAL OFFICER

— Peter C. Wulff brings 25 years of financial and operational management experience in medical device and life sciences industries

CARLSBAD, CA (June 16, 2008) — Alphatec Spine announced today that Peter C. Wulff, who has more than 25 years of financial and operational management in the medical device and life sciences industries, has been named the company’s new Chief Financial Officer, Vice President and Treasurer.

Most recently, Mr. Wulff served as Executive Vice President and Chief Financial Officer for Artes Medical, Inc. (Nasdaq: ARTE), a San Diego-based medical technology company. In that position, he assisted the company in raising over $120 million in capital, including successfully managing its initial public offering (IPO) on NASDAQ. In addition, he established a responsive infrastructure to support the company’s commercial development and U.S. market launch of its primary product.

Prior to joining Artes Medical, Mr. Wulff served in senior finance positions at both public and privately-held medical device and pharmaceutical companies including CryoCor, Inc., Natural Alternatives International, Inc., Epimmune Inc. and Ligand Pharmaceuticals Inc. While in these positions, in the aggregate, he helped raise more than $250 million in equity and debt financing, completed M&A transactions valued at over $270 million, directed the launch of commercial operations in Europe and orchestrated financial turnarounds and strategic collaborations.

“Peter Wulff will be a real asset for Alphatec,” said Dirk Kuyper, the company’s President and CEO. “He has an extremely strong background in the medical device industry and has built and directed operational infrastructure and financial reporting systems for both U.S. and international businesses. Peter’s expertise will allow us to better manage our business as we seek to continue our growth and expansion of our operations.”

Mr. Wulff immigrated to the U.S. from The Netherlands and earned a B.A. in both Economics and Germanic Languages and an M.B.A. in Finance from Indiana University. He is also a Certified Management Accountant.

About Alphatec Spine

Alphatec Spine, Inc. is a wholly owned subsidiary of Alphatec Holdings, Inc. (Nasdaq:ATEC). Alphatec Spine is a medical device company involved in the design, development, manufacturing and marketing of products for the surgical treatment of spine disorders, primarily focused on the aging spine. The company’s mission is to combine world-class customer service with innovative, surgeon-driven design that will help improve the aging patient’s quality of life. The company is poised to achieve its goal through new solutions for patients with osteoporosis and other aging spine deformities, improved minimally invasive products and techniques and integrated biologics solutions. In addition to its U.S. operations, Alphatec Spine also markets its spine products in Europe. In Asia, the company markets a broad line of spine and orthopedic products through its subsidiary, Alphatec Pacific, Inc. For more information, please visit www.alphatecspine.com.

Forward Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainty. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Alphatec cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to the risks detailed from time to time in Alphatec’s SEC reports. Alphatec disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

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